SentinelOne Global Corporate Cash Bonus Plan

GLOBAL CORPORATE CASH BONUS PLAN
As amended effective August 1, 2022

SentinelOne Global Corporate Cash Bonus Plan

ABOUT THIS PLAN
The purpose of this SentinelOne Global Corporate Cash Bonus Plan (“the Plan”) is to motivate and reward eligible employees across SentinelOne by providing the potential for a variable cash compensation payment dependent on the achievement of certain corporate, business unit and/or individual performance goals.
This Plan is a discretionary and non-contractual plan. It is not part of any employee’s terms and conditions of employment and no payments are guaranteed under it.
References in this Plan to “the Company” shall mean, in relation to any eligible employee, the relevant SentinelOne employer for that eligible employee.

ELIGIBILITY
Employees who are eligible to participate in this Plan (“eligible employees”) will be notified by the Company of their eligibility either on commencement of their employment or in the course of their employment. Participation in this Plan is at the discretion of the Company.
Except where otherwise required by local law or as otherwise provided for in an addendum provided to an eligible employee, they must satisfy the following criteria:
•The individual is employed as a SentinelOne employee (i.e., not a contractor, consultant, or in any other non-employment relationship) as of the date bonuses are paid via their local payroll. Interns are not eligible to participate in this plan;
•the individual has been employed (as a SentinelOne employee) for at least one month prior to end of the relevant bonus performance period (employed on or before December 31 for payouts for the period ending on or about January 31 of the following year or employed on or before June 30 for payouts for the performance period ending July 31 of the same year); and
•at any time until the date that bonuses are paid under the Plan, the individual must be in good standing with the Company, including but not limited to: not have violated any provision of SentinelOne’s Global Code of Conduct, any other written SentinelOne policy, and/or any law, rule or regulation applicable to SentinelOne or its employees.
This Plan does not apply to employees with a Sales Commission target (unless specifically stated otherwise), contractors, temporary workers, consultants, or interns.

BONUS AWARDS
1.The Company may in its absolute discretion pay an eligible employee a cash bonus of such amount and at such intervals as it may in its absolute discretion determine, considering specific performance targets to be notified to that eligible employee from time to time.
2.Performance targets will ordinarily be based on a combination of personal performance targets and broader Company (or SentinelOne group) performance targets. All targets, however, shall at all times be at the absolute discretion of the Company and may be varied from time to time.
3.There are currently two bonus performance periods each year, which shall be communicated to eligible employees from time to time. Any bonuses shall be paid after the end of the relevant bonus performance period. Bonuses are usually paid as soon as administratively feasible after the end of

SentinelOne Global Corporate Cash Bonus Plan
these performance periods, typically around February and August, but the Company reserves the right to vary the payment dates at any time, for any reason.
4.If an eligible employee:
a.starts employment during a bonus performance period; or
b.starts otherwise participating in this Plan during a bonus performance period; or
c.takes a leave of absence during a bonus performance period, or
d.has their bonus target changed, or
e.is employed on a less than full time basis,
the Company shall take into account the eligible employee’s circumstances and may (at its sole and absolute discretion) pay the employee a bonus under this Plan on a prorated basis to reflect the above factors or on such other basis as may be required by local law and/or reflected in other Company policies.

OTHER TERMS AND CONDITIONS
1.Any bonus payment shall be purely discretionary and shall not form part of an employee’s contractual remuneration. If the Company makes a bonus payment to an employee under this Plan, the Company shall not be obliged to make subsequent bonus payments.
2.Any bonus payment under this plan is not considered earned or accrued by an eligible employee until it is actually paid. If employment with the Company terminates, for any reason, prior to the date a bonus payment is made, an individual will not be eligible to receive any bonus payment, unless required under applicable law or contractual provisions.
3.The Company may alter any bonus targets or withdraw them altogether at any time without prior notice.
4.To the extent permitted by law, the Company may also suspend any bonus payment(s) to an employee under this Plan where that employee is under investigation by the Company in relation to their conduct or performance. In such circumstances, the Company shall only pay any such bonus payment(s) to that employee if the investigation (and any consequent internal processes that may follow) resolve to the satisfaction of the Company.
5.The Company reserves the right to reduce or suspend payments under this plan for any amount of time and for any reason (including but not limited to disruptions to the Company’s business or broader economic environment), at its sole discretion.
6.Any bonus payment awarded under this Plan is a discretionary and extraordinary item of compensation that is outside an eligible employee’s normal, regular or expected compensation, and in no way represents any portion of an eligible employee’s salary, compensation, or other remuneration for the purpose of calculating any of the following payments: termination, severance, redundancy, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits, and any other similar payments and extra benefits, unless otherwise required under applicable law.
7.No bonus payment made under this Plan shall be counted as compensation for purposes of any other employee benefit plan, Plan or agreement sponsored, maintained or contributed by SentinelOne unless expressly provided for in such employee benefit plan or agreement.
8.Bonus payments made under this Plan shall only be paid in cash, in the employee’s local currency. In no event will bonus payments under this Plan be paid in the form of a security or equity stake in SentinelOne, including, but not limited to shares of SentinelOne stock, restricted stock units, or stock options.

SentinelOne Global Corporate Cash Bonus Plan
9.Any individual bonus calculated under the Plan must be approved by the eligible employee’s manager before such bonus is paid and all payments made under this Plan are subject to audit.
10.Eligible employees who transition to a non-employee status (including but not limited to being a contractor or consultant) before the time that the payment would otherwise be made under this Plan shall no longer be eligible to participate in or receive a payment under the plan.
11.An eligible employee’s rights under the Plan, if any, are not assignable or transferable voluntarily or involuntarily or by operation of law, except upon death.
12.The Plan is unfunded and no provision of the Plan shall require SentinelOne, for the purpose of satisfying any Plan obligations, to purchase assets or place any assets in a trust or other entity or otherwise to segregate any assets for such purposes. Nothing contained in this Plan nor any action taken pursuant to its provisions shall create or be construed to create a fiduciary relationship between SentinelOne and any eligible employee or other person. Any right to receive bonus payments under the Plan shall be no greater than the right of any unsecured creditor of SentinelOne.
13.This Plan shall be governed by, and interpreted, construed, and enforced in accordance with, the laws of the State of California in the United States and within exclusive jurisdiction of California courts without regard to its or any other jurisdiction’s conflicts of laws provisions.
14.If any provision of this Plan shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

TAX AND OTHER LAWFUL DEDUCTIONS
Payments under this Plan to an eligible employee shall be paid to that eligible employee in the same manner as the eligible employee receives their regular paycheck and in accordance with local payroll practices based on applicable local law.
The Company shall deduct tax and any other deductions required by law such as Social Security contributions in the United States from any payments payable under this Plan.

RESERVATION OF RIGHTS
SentinelOne reserves the right to amend this Plan in any respect or to withdraw the Plan in its entirety.
SentinelOne reserves the right to interpret this Plan document on a fully discretionary basis and to take any action, or to decline to take any action, in relation to the administration or interpretation of the Plan including but not limited to determining eligibility for participation in the Plan, and to determine the amount, if any, to be paid under the Plan. The Compensation Committee or its designee shall be the ultimate sole and final arbiter of any disputes under the Plan, in its sole and absolute discretion.
Further, nothing in this Plan shall in any way affect the right and power of the Company to terminate the employment of any eligible employee at any time or for any reason or to change the terms of their employment in accordance with the terms of their employment contract, as applicable, in any manner.
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